Exhibit 99.1

IDT Completes Spin-Off of Rafael Holdings

Newark, NJ – March 27, 2018: Rafael Holdings, Inc., (NYSE American: RFL) and IDT Corporation (NYSE: IDT) today announced the successful completion of the spin- off of Rafael Holdings from IDT following the distribution yesterday of RFL common stock to IDT stockholders. Rafael Class B Common Stock begins the ‘regular way’ trading today on the NYSE American exchange with the ticker symbol ‘RFL’.

Rafael’s Chairman and Chief Executive Officer, Howard Jonas, said, “The spin-off of Rafael Holdings significantly enhances our ability to invest in our real estate portfolio, realize the potential of our pharmaceutical investments and seek out additional growth opportunities – all supported by our strong balance sheet and experienced management team.”

IDT’s Chief Executive Officer, Shmuel Jonas, said, “With the spin-off of Rafael Holdings complete, IDT is wholly focused on communications and payment services. We will be maximizing the long-term cash flows from our international long-distance wholesale and retail businesses while investing in a portfolio of exciting, technology- driven growth opportunities. We wish our colleagues at Rafael Holdings great success as an independent company.”

Holders of IDT Class A and Class B common stock as of the record date, March 13, 2018, were issued one share of Rafael Class A and Class B common stock, respectively, for every two shares of IDT stock they held. Cash will be paid for fractional shares.

787,163 shares of Rafael Class A and 11,639,901 shares of Class B common stock were distributed to IDT stockholders at 11:59 p.m. yesterday.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate," "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward- looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage, oncology focused pharmaceutical companies. The real estate holdings include properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in Rafael Pharmaceuticals, Inc. and a majority stake in Lipomedix Pharmaceuticals Ltd., both of which are focused on development and commercialization of drugs in the oncology space.

About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

Contacts:

Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

IDT Corporation

Bill Ulrey

IDT Investor Relations

P: (973) 438-3838

E: invest@idt.net